Exhibit 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces
Special Meeting of Shareholders on December 31, 2009

Natchez, MS (December 1, 2009)--Callon Petroleum Company (NYSE: CPE) today announced it has set November 30, 2009 as the record date for a Special Meeting of Shareholders to be held Thursday, December 31, 2009 at its company headquarters located at 200 North Canal Street, Natchez, MS 39120. The meeting will begin at 10:00 a.m. (CST).

The shareholders will be asked to vote on two issues:  an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares from 30 million shares to 60 million shares and, pursuant to the rules of the New York Stock Exchange, to approve the issuance of shares of the Company’s common stock upon conversion of 310,802 shares of convertible preferred stock issued in connection with the Company’s recently completed exchange offer.  Shareholders of record of the Company’s common stock as of the close of business on the record date will be entitled to notice of and to vote at the special meeting.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana, Texas and the offshore waters of the Gulf of Mexico.